UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2012

BIOSHAFT WATER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52393	98-0494003
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Orchard Road, # 220 Lake Forest, CA	98360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 748-8050

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

Item 3.02  Unregistered Sales of Equity Securities

Effective February 23, 2012, we entered into an assignment of debt with Six Capital Limited (“Six Capital”), wherein we have agreed to accept US$250,000 from Six Capital as consideration for the assignment of obligations under a loan agreement with Pedernales Brewing Company, LLC and Lee Hereford (the “Loan”).  Pursuant to the terms of the assignment of debt, we have agreed to absolutely and unconditionally assign, transfer and set over unto Six Capital all of our right, title and interest in and to the Loan.  Further to the terms, we have the right to repurchase the Loan from Six Capital for the remaining principal balance plus unpaid interest.

We issued the 10,000,000 share purchase warrants to one (1) non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933.

Also on February 23, 2012, we entered into an amending agreement to a loan agreement and promissory note to modify the loan agreement and promissory note we originally entered into with Premier Financial Marketing Co. Ltd. (“Premier”).  The parties have agreement to amend the loan agreement to provide for a conversion feature.  Pursuant to the amending agreement, any amounts outstanding under the loan are convertible at the price of $0.025 per share of common stock upon the provision of seven (7) days notice by the lender.

With the exception of the foregoing, all the other terms in the original loan agreement and promissory note remain un-amended and in full force and effect.

Item 9.01  Financial Statements and Exhibits

10.1	Assignment of Debt dated February 23, 2012
10.2	Amending Agreement dated February 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSHAFT WATER TECHNOLOGY, INC.

/s/ Walter J. Zurawick Jr.
Walter J. Zurawick Jr.
President and Director

Date: March 6, 2012